News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

Contact: Keith Price

330-796-1863

FOR IMMEDIATE RELEASE

#23494pe.807

Goodyear Names Mark Schmitz Executive Vice President and
Chief Financial Officer

AKRON, Ohio, August 7, 2007 – The Goodyear Tire & Rubber Company today announced that W. Mark Schmitz has been appointed executive vice president and chief financial officer, effective immediately. Schmitz succeeds Richard J. Kramer, who in March was named to the additional post of president of Goodyear’s North American Tire (NAT) business unit.

Prior to joining Goodyear, Schmitz, 56, was most recently vice president and CFO for Tyco International’s Fire and Security Segment, where he has been since 2003. Schmitz, however, spent the majority of his career with General Motors

“As we considered candidates, we sought an experienced CFO who could work with our leadership team to build on our recent successes and drive our business strategy going forward,” said Robert J. Keegan, Goodyear chairman and chief executive officer. “In Mark, we found an individual with a successful track record, who is intimately familiar with the automotive industry and who has considerable international experience.”

“I’m fortunate to be joining Goodyear at such an exciting time,” said Schmitz. “Following the successful execution of its turnaround strategy, the company is now in a position to pursue growth opportunities. I look forward to working with the leadership team to help the company capitalize on the opportunities that lie ahead.”

Schmitz began his career with GM in the late 1970s, where he rose to executive assistant to the president and chief executive officer in Detroit. In 1994, he was assigned to General Motors do Brasil and ultimately was director of finance for Mercosul operations and president of GM do Brasil’s finance subsidiary. Finally, from 1999 to 2001, he served as vice president and CFO of GM’s DirectTV Latin America.

From 2001 to 2003, Schmitz served as vice president and chief financial officer for Plug Power, Inc.

At Tyco International, Schmitz was part of a leadership team brought in to turn around the Fire and Security business unit, a $12 billion business with eight divisions worldwide. During his tenure, the leadership team implemented new business models and financial controls that underpinned the successful turnaround and the establishment of a solid control environment at Tyco’s largest business unit.

Schmitz has had corporate assignments in London, Brazil and China, and he speaks fluent Mandarin Chinese and Portuguese. Schmitz received his bachelor’s degree and his MBA from Ohio State University in Columbus, Ohio. Schmitz and his wife, Nancy, have four daughters.

Goodyear is one of the world’s largest tire companies. The company employs about 70,000 people and manufactures its products in more than 60 facilities in 26 countries around the world. For more information about Goodyear go to www.goodyear.com/corporate.

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